EXHIBIT 3.255
AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
TRI-SHELL 51 LLC
Under Section 18-208 of the
Delaware Limited Liability Company Act
This Amended and Restated Certificate of Formation of Tri-Shell 51 LLC (the “Company”) has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of Section 18-208 of the Delaware Limited Liability Company Act, to amend and restate the Certificate of Formation (the “Certificate of Formation”) of the Company, which was filed on October 2, 2002 with the Secretary of State of Delaware.
The Certificate of Formation is hereby amended and restated in its entirety to read as follows:
“FIRST: The name of the Company is Dukes Health System, LLC.
SECOND: The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.
THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.”
IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of August 26, 2004.
By: /s/Donald P. Fay
Donald P. Fay
Authorized Person
State of Delaware
Secretary of State
Division of Corporations
Delivered 10:51 AM 08/26/2004
FILED 10:51 AM 08/26/2004
SRV 040623813 — 3575662 FILE